SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities and Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange
Act of 1934.

                          Commission File Number 0-7162


                       McNeil Pacific Investors Fund 1972
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                (Exact name of registrant as specified in its charter)

              13760 Noel Road, Suite 600, LB 70, Dallas, Texas 75240
                                  (972) 448-5800
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Units of Limited Partnership
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              (Title of each class of securities covered by this Form)

                                     None
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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)	 [X]			Rule 12h-3(b)(1)(ii)	[X]
	      Rule 12g-4(a)(1)(ii)	[ ]			Rule 12h-3(b)(2)(i) 	[ ]
	      Rule 12g-4(a)(2)(i) 	[ ]			Rule 12h3(b)(2)(ii) 	[ ]
	      Rule 12g-4(a)(2)(ii)	[ ]			Rule 15d-6
	      Rule 12h-3(b)(1)(i)	 [ ]

Approximate number of holders of record as of the certification or notice date:
None.

Pursuant to the requirements of the Securities Exchange Act of 1934 McNeil Pacific Investors Fund 72 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                 					McNEIL PACIFIC INVESTORS FUND 1972

                 					BY:  McNEIL PARTNERS, L.P., General Partner

		                     				By:  McNeil Investors, Inc., its general partner

DATE: March 27, 2000	    		By: /s/ Carole J. McNeil
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					                         Carole J. McNeil, President